Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-62243, 33-00020, 333-94121, 333-38725, 333-107092, 333-107093, 333-125390 and 333-127580 on Form S-8, Registration Statement Nos. 33-81772 and 333-80427 on Form S-3 and Registration Statement No. 333-139581 on Form S-3ASR of our report dated February 27, 2009, relating to the consolidated financial statements and financial statement schedule of Post Properties, Inc., and the effectiveness of Post Properties, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Post Properties, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 27, 2009